Exhibit 99.1

CUSIP No. 855205100	13D

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the common stock, $.001 par value per share, of Starboard Resources, Inc., and further agree that this Joint Filing Agreement shall be included as an exhibit to such joint filings.

The undersigned further agree that each party hereto is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein; provided, however, that no party is responsible for the completeness or accuracy of the information concerning any other party making the filing, unless such party knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, the parties have executed this Joint Filing Agreement on May 30, 2014.

SOSVENTURES LLC

By:	/s/ Sean O’Sullivan
Name: Sean O’Sullivan
Title: Managing Director

SEAN O’SULLIVAN REVOCABLE LIVING TRUST

By:	/s/ Sean O’Sullivan
Name: Sean O’Sullivan
Title: Trustee

/s/ Bradford R. Higgins
Bradford R. Higgins